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Exhibit 3.10.1

OPERATING AGREEMENT

OF

RAG AMERICAN COAL COMPANY LLC
(nka Foundation American Coal Company, LLC)

A Delaware Limited Liability Company

Sole Member RAG American Coal Holding, Inc.
(nka Foundation American Coal Holding, Inc.)

i

OPERATING AGREEMENT
OF
RAG AMERICAN COAL COMPANY LLC

        THIS OPERATING AGREEMENT (this "Agreement") is made effective the 10th day of March, 2004 by RAG American Coal Holding, Inc., a Delaware corporation having its principal place of business at 999 Corporate Boulevard, Linthicum Heights, MD 21090 (hereinafter referred to as "RACH" or the "Member").

        WHEREAS, RAG American Coal Company LLC (the "Company") was formed as a corporation under the laws of the State of Delaware on June 18, 1999 and was converted into a limited liability company in accordance with the Act (as defined below) on March 10, 2004; and

        WHEREAS, the Member desires to set forth its rights and obligations in connection with the Company;

        NOW, THEREFORE, the Member hereby agrees as follows:

ARTICLE 1
Definitions

        Capitalized terms used in this Agreement but not defined shall have the respective meanings set forth below.

        1.1   "Act" means the Delaware Limited Liability Company Act, Title 6, §§18-101 et seq. of the Delaware Code, as the same may be amended from time to time, or any successor legislation.

        1.2   "Agreement" means this Operating Agreement and all exhibits hereto, as the same may be amended from time to time.

        1.3   "Bankruptcy" or "Bankrupt" means, with respect to any Person, including the Company and the Member, that such Person has made an assignment for the benefit of creditors; filed a voluntary petition in bankruptcy; been adjudged a bankrupt or insolvent, or had entered against such Person an order of relief in any bankruptcy or insolvency proceeding; filed a petition or an answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation; filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in any proceeding of such nature; sought, consented to, or acquiesced in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of its properties; one hundred twenty (120) days have elapsed after the commencement of any proceeding against such Person seeking reorganization, arrangement, or similar relief under any statute, law, or regulation and such proceeding has not been dismissed; or ninety (90) days have elapsed since the appointment without its consent or acquiescence of a trustee, receiver, or liquidator of such Person or of all or any substantial part of its properties and such appointment has not been vacated or stayed or the appointment is not vacated within ninety (90) days after the expiration of such stay.

        1.4   "Capital Contribution" means any contribution of money or other property made by or on behalf of the Member to the Company in accordance with Article 3 hereof.

        1.5   "Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

        1.6   "Distribution" means a transfer of money or other property to the Member on account of an Interest as described in Articles 4 and 9.

        1.7   "Fiscal Year" means each period commencing on January 1 of each year and ending on December 31 of each year, unless the Member elects another fiscal year for the Company which is permissible under the applicable tax law.

        1.8   "Interest" means the ownership interest of the Member in the Company, including the rights of the Member to vote and participate in management, and to receive Distributions and allocations of income, gains, losses, deductions, and credits of the Company.

        1.9   "Member" means RACH.

        1.10 "Net Profits" or "Net Losses" for any Fiscal Year, means the income gain, loss, deductions and credits of the Company in the aggregate or separately stated, as appropriate, for such Fiscal Year.

        1.11 "Person" or "person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, governmental authority or other entity.

        1.12 "Transfer" means, as a noun, any voluntary or involuntary transfer, sale, assignment or other disposition and, as a verb, voluntarily or involuntarily to sell, assign, transfer, grant, give away, hypothecate, pledge or otherwise dispose of and shall include any transfer by will, gift or intestate succession.

ARTICLE 2
Formation of Company; Purpose

        2.1    Formation.    The Company was formed as a corporation under the laws of the State of Delaware on June 18, 1999, and was converted into a limited liability company on March 10, 2004 in accordance with the Act by the execution and filing of a Certificate of Conversion and a Certificate of Formation in the form attached hereto as Exhibit A with the Secretary of State of the State of Delaware.

        2.2    Term of Company.    The existence of the Company shall continue in perpetuity pursuant to Section 18-213(g) of the Act following the date of filing of the Certificate of Formation with the Delaware Secretary of State, unless the Company is dissolved in accordance with either the provisions of this Agreement or the Act.

        2.3    Fiscal Year.    Until otherwise agreed to by the Member, the Fiscal Year of the Company shall end on December 31, unless another fiscal year shall be required by the Code or any other applicable tax law.

        2.4    Name.    The name of the Company shall be RAG American Coal Company LLC.

        2.5    Offices; Registered Agent.

          (a)    Principal Office.    The principal office of the Company shall be located at 999 Corporate Boulevard, Linthicum Heights, MD 21090, or at such other place within or without the State of Delaware as may be determined by the Member. The Company shall maintain at its principal office: (i) a current list of the full name and last known mailing address of the Member; (ii) a copy of the Certificate of Formation and all certificates of amendment thereto; (iii) copies of the Company's federal, state and local tax returns and reports, if any, for the three (3) most recent years; (iv) copies of this Agreement, any amendments to this Agreement, and any operating agreements no longer in effect; (v) copies of any financial statements of the Company for the three (3) most recent years; (vi) a current list showing the amount of cash and a description and a statement of the value of other property or services which the Member agreed to contribute to the Company and actually contributed to the Company; (vii) the books and records of the Company; and (viii) any other documents required by the provisions of the Act.

          (b)    Registered Office and Registered Agent.    The address of the registered office of the Company in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801,

  County of New Castle, and the name of its initial registered agent at such address shall be The Corporation Trust Company.

          (c)    Other Offices.    The Company may also have such other offices, within or without the State of Delaware, as may be designated from time to time by the Board of Directors.

        2.6    Scope and Purpose.    The purposes of the Company are to engage in any lawful act or activity for which limited liability companies may be formed under the Act.

ARTICLE 3
Admission of Member; Capital of the Company

        3.1    Admission of Member.    RACH is hereby deemed admitted as the sole Member of the Company, effective as of the date of filing of the Certificate of Conversion and Certificate of Formation referred to in Section 2.1, and shall hold one hundred percent (100%) of the outstanding Interests in the Company. In view of the conversion of the Company from its prior status as a corporation, the vesting in the Company of all rights, privileges, powers and assets of such corporation in accordance with Section 18-214(f) of the Act, and the prior status of RACH as sole shareholder of such corporation, RACH shall not be obligated to make any initial Capital Contribution to the Company. No other Person shall be admitted as a member to the Company, and no Transfer of any Interest in the Company, whether voluntary or involuntary, shall be valid or effective, without the prior written consent of the Member.

        3.2    Capital Contributions.    The Member may, from time to time make Capital Contributions when the Member determines that additional capital is required or advisable to preserve and maintain the business of the Company, but shall have no obligation to do so.

        3.3    Liability of the Member.    Except as otherwise provided herein, the Member shall not be required to make any contribution to the capital of the Company nor shall the Member, in its capacity as such, be bound by, or personally liable for, any expense, liability or obligation of the Company except to the extent of its Interest in the Company and the obligation to return Distributions made to the Member under certain circumstances as required by the Act.

        3.4    Return of Contribution; Interest.    Except as may be provided in this Agreement, the Member shall have no right to the return or withdrawal of any Capital Contribution or to any Distribution on account of its Interest until termination of the existence of the Company. The Member shall have no right to demand and receive a Distribution from the Company in a form other than cash. No interest shall accrue or be paid on any Capital Contribution or in respect of the Member's Interest in the Company.

ARTICLE 4
Current Distributions; Allocations; Tax and Accounting Matters

        4.1    Current Distributions.

          (a)    Current Distributions.    Subject to Section 4.1(b), the Board of Directors may make such Distributions to the Member as it determines, upon its sole discretion, are reasonable after taking into consideration the future needs of the Company.

          (b)    Restrictions on Distributions.    No Distributions shall be made to the Member if, after giving effect to such Distribution, the Company would not be able to pay its debts as they become due in the usual course of business or if the Company's total assets would be less than the sum of its total liabilities (except liabilities to the Member on account of its Capital Contributions).

        4.2    Allocation of Net Profits and Net Losses.    All of the Net Profits and Net Losses, and all credits, of the Company for each Fiscal Year shall be allocated to the Member.

        4.3    Member Bound.    The Member is aware of the income tax consequences of the allocations made by this Article 4 and agrees to be bound by the provisions thereof in reporting its share of the Company's income and loss for income tax purposes.

        4.4    Accounting Matters.

          (a)   The independent public accountants of the Company shall be a local office or affiliate of an accounting firm of international reputation. The independent public accountants of the Company shall initially be Ernst & Young LLP.

          (b)   The Company shall prepare and deliver to the Member such financial statements as the Board of Directors may determine from time to time.

ARTICLE 5
Management of the Company; Directors; Officers

        5.1    Election of Board of Directors; Actions by Board of Directors.

          (a)   The management of the Company shall be vested in the Board of Directors (the "Board of Directors"). The initial Board of Directors shall consist of three members; thereafter, the number of Directors may be set by the Board of Directors from time to time. Members of the Board of Directors (each a "Director") shall be elected by the Member. Elections to the Board of Directors shall be held annually in March or at such other time as may be determined by the Member. Any vacancy on the Board of Directors caused by the death, resignation or removal of any member of the Board of Directors shall be filled by an individual appointed by the Member. A Director may be removed by the Member.

          (b)   The Board of Directors shall meet on an as-needed basis but at least annually, following the annual meeting of the Member, for the purpose of electing officers and for such other matters as may come before the Board. Regular meetings of the Board of Directors may be held without notice at such places and times as shall be determined from time to time by resolution of the Directors, or as designated in the notice of meeting. Special meetings of the Board of Directors may be called by the President or the Secretary on the written request of any Director or the Member on at least two (2) days' notice to each Director and shall be held at such place or places as may be determined by the Directors, or as shall be stated in the call of the meeting. Meetings of the Board of Directors may be held in person, and Directors may participate by conference telephone or other similar means in such meeting. The attendance by two-thirds (2/3) or more of the Directors then constituting the Board of Directors shall constitute a quorum at any meeting of the Board of Directors. Actions shall be taken by the Board of Directors upon the approval of a majority of the Directors attending a duly-constituted meeting thereof. Any action which may be taken by the Board of Directors at a meeting may be taken by unanimous written consent.

        5.2    Authority of Board of Directors.    The Board of Directors shall have, and is hereby granted, full and complete power and authority to take such actions for and on behalf of the Member and in its name as the Board of Directors shall deem necessary or appropriate to carry out the business of the Company. The Board of Directors shall exercise its management authority and duties through such officers, employees and other agents as the Board of Directors, subject to the prior approval of the Member, shall designate from time to time. The initial Directors of the Company shall be:

    Dr. Jurgen W. Stadelhofer
    Prof. Dr. K.F. Jacob
    James F. Roberts

        5.3    Officers of the Company

          (a)   The officers of the Company shall be appointed or elected by the Board of Directors, subject to the prior approval of the Member. The officers shall be a President, such number of Vice Presidents as the Board may from time to time determine, a Secretary, a Treasurer, and a Controller, and the Board may appoint such other officers, agents and employees as it shall deem appropriate (each an "Officer"). The Officers shall perform the duties and exercise the powers usually incident to the offices or positions held by them respectively, and/or such other duties and powers as may be assigned to them from time to time by the Board of Directors or the President. Any number of offices may be held by the same person. Officers need not be residents of the State of Delaware or be members of the Company. Each Officer shall hold office until his successor shall be duly designated and shall have qualified as an Officer or until his death or until he shall resign or shall have been removed in the manner hereinafter provided, except that the first meeting of a newly elected Board at the annual meeting of the Member shall be held as soon after its election as the Directors may conveniently assemble for the purpose of electing officers and for such other purposes as may come before the Board. The salaries, bonuses or other compensation of the Officers shall be fixed from time to time by the Board of Directors. The initial officers of the Company shall be:

President and Chief Executive Officer	J.F. Roberts
Senior Vice President, General Counsel and Secretary	G. A. Walker
Vice President, Safety and Human Resources	M.R. Peelish
Vice President	J.A. Olsen
Vice President and Controller	D.H. Roland
Vice President	F.J. Wood
Treasurer	G.G. Pearson

          (b)   Any Officer may resign as such at any time. The acceptance by the Board of Directors of a resignation of any Officer shall not be necessary to make such resignation effective, unless otherwise specified in such resignation. Any Officer may be removed as such, either with or without cause, at any time by the Board of Directors. Designation of any person as an Officer by the Board of Directors pursuant to the provisions of this Section shall not in and of itself vest in such person any contractual or employment rights with respect to the Company.

        5.4    Directors and Officers of the Company.    The duties of each of the Directors and Officers of the Company shall be equivalent to those duties customarily associated with similarly titled directors or officers of a Delaware corporation. The Directors and Officers, in the performance of their duties as such, shall owe to the Company and to the Member duties of loyalty and due care of the type owed by the directors and officers of a corporation to such corporation and its stockholders, respectively, under the laws of the State of Delaware.

        5.5    Liability and Indemnification of Directors and Officers.

          (a)   The Directors and Officers shall not be liable, responsible or accountable, in damages or otherwise, to the Member or to the Company for any act performed by any such person in such capacity, with respect to Company matters, except in cases of fraud or an intentional breach of this Agreement.

          (b)   The Directors and Officers (which shall include for this purpose them and their respective executors, heirs, assigns, successors and other legal representatives) (each, an "Indemnified Person") shall be indemnified to the fullest extent permitted by law by the Company against any cost, expense (including attorneys' fees), judgment or liability reasonably incurred by or imposed upon such Indemnified Person in connection with any claim, demand, action, suit or proceeding (including any proceeding before any administrative or legislative body or agency) to which it may be subject, made a party or otherwise be involved or with which it shall be threatened by reason of being or having been a member of the Board of Directors or an Officer; provided, however, that the Indemnified Person shall not be so indemnified to the extent such cost, expense, judgment or liability shall have been finally determined in a decision on the merits to have been incurred or suffered by such Indemnified Person by reason of such Indemnified Person's fraud or intentional breach of this Agreement. The right to indemnification granted by this Section shall be in addition to any rights to which an Indemnified Person may otherwise be entitled and shall inure to the benefit of the successors or assigns of the Indemnified Person. The Company shall pay the expenses incurred by an Indemnified Person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by the Indemnified Person to repay such payment if there shall be an adjudication or determination that it is not entitled to indemnification as provided herein. The Member shall not be personally liable with respect to any such claim for indemnity or reimbursement. The Company may, at the direction of the Board of Directors, obtain appropriate insurance on behalf of the Company to secure the Company's obligations hereunder.

ARTICLE 6
Dissolution and Termination

        6.1    Dissolution Events.    The Company shall be dissolved and its business wound up:

          (a)   upon the determination of the Member that the Company should dissolve;

          (b)   upon the sale, exchange, forfeiture or other disposition of all or substantially all of the assets of the Company;

          (c)   upon the Bankruptcy of the Company;

          (d)   upon the dissolution of the Member or any other event which terminates the continued membership of the Member or which results in the dissolution of the Company under the laws of the State of Delaware.

        6.2    Distributions Upon Dissolution.

          (a)   Upon the dissolution of the Company, the Company's assets shall be disposed of and its affairs wound up. The Company shall give written notice of the commencement of the dissolution to all of its known creditors. The Member shall be furnished with an unaudited financial statement, prepared by the Company's independent accountants, setting forth the total amount of assets and liabilities of the Company as of the date of dissolution of the Company. During the period of the winding up of the Company, the affairs of the Company shall continue to the extent necessary to permit an orderly termination thereof. Following termination of the Company's business operations, to the extent that the Company's cash is insufficient to pay all of the liabilities of the Company to third parties all non-cash assets of the Company shall be offered, in their entirety or on an asset-by-asset basis, promptly for sale upon such terms as the Member may determine. The Member shall not be precluded from negotiating or bidding for the purchase of any or all of the assets offered for sale. If any such assets are not sold or the Member agrees to distribute such assets in kind, such assets shall be valued at their then fair market value.

          (b)   The Company's assets shall be used and distributed first to pay the liabilities of the Company to third parties including the expenses of liquidation. After payment of such liabilities, the Company shall set up such reserves as it deems reasonably necessary for any contingent or unforeseen liabilities of the Company, and for the maintenance of such insurance as it deems reasonably necessary for occurrences for which claims have not yet been made. The remaining Company assets shall then be applied in the following order: (a) to the repayment of any loans or advances made to the Company by the Member as creditor; (b) as a liquidating Distribution to the

  Member. To the extent practicable, the Company assets, including any intellectual property rights, shall be distributed in kind to the Member.

ARTICLE 7
Miscellaneous

        7.1    Full Integration.    This Agreement shall not be amended, altered, changed or added to except in a writing executed by the Member.

        7.2    Tax Classification.    The Company intends to be disregarded as an entity separate from its owner (the Member) for U.S. federal, and to the extent permissible state and local, income tax purposes at all times. The Company and the Member agree to cooperate in all reasonable ways to ensure this result. If the Company is able to secure such classification by an election or filing with any tax authorities, the Member and the Company, as applicable, shall make or consent to the making of such election or filing.

        7.3    Governing Law.    This Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of Delaware, without regard to the choice-of-law principles of the State of Delaware.

        IN WITNESS WHEREOF, the Member has caused this Agreement to be executed effective as of the day and year first above written.

RAG AMERICAN COAL HOLDING, INC.
By:
Name: J. F. Roberts Title: President and Chief Executive Officer

EXHIBIT A

CERTIFICATE OF CONVERSION
CERTIFICATE OF FORMATION

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Exhibit 3.10.1